Exhibit 10.20

EXECUTION VERSION

EMPLOYMENT AGREEMENT

AGREEMENT by and between Ikaria, Inc., a Delaware corporation (the “Company”), and Dr. Reinilde Heyrman (the “Employee”), dated as of the 26th day of March, 2012.

WHEREAS, the Employee possesses skills, experience and knowledge that are of value to the Company; and

WHEREAS, the Company desires to enlist the services of the Employee on behalf of the Company as its Vice President and Chief Clinical Development Officer, and the Employee is willing to render such services, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

1.                                       Employment Period. The Company shall employ the Employee, and the Employee shall serve the Company, on the terms and conditions set forth in this Agreement, for the period commencing on March 26th, 2012 (the “Effective Date”), and ending on March 25th, 2013; provided, however, that commencing on March 25th, 2013 and each annual anniversary of such date March 25th, 2013, and each annual anniversary thereof, shall hereinafter be referred to as the “Renewal Date”), unless previously terminated, the Employment Period shall be automatically extended so as to terminate one year from the applicable Renewal Date (the Employee’s period of employment pursuant to this Agreement, the “Employment Period”), unless ninety (90) days prior to such Renewal Date the Company or the Employee shall terminate the Employment Period by giving written notice to the other party that the Employment Period shall not be so extended.

2.                                       Position and Duties.

(a)                                During the Employment Period, the Employee shall serve as Vice President and Chief Clinical Development Officer, of the Company, with such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may be assigned to the Employee from time to time by the Company.

(b)                                During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote his full business time and efforts to the business and affairs of the Company and use his best efforts to carry out such responsibilities faithfully and efficiently.  During the Employment Period, the Employee shall not be engaged in any other business activity without the prior written consent of the Company except for time spent in managing his personal, financial and legal affairs, in each case only if, and to the extent that, such activities do not interfere with the performance of the Employee’s duties and responsibilities hereunder or otherwise result in a breach of this Agreement.

(c)                                 The Employee’s services hereunder shall be performed at the Company’s headquarters, located at Perryville III Corporate Park, 53 Frontage Road, Third Floor, Hampton, NJ 08827, subject to such business travel as may be required from time to time.

3.                                       Compensation.

(a)                                Base Salary. During the Employment Period, the Employee shall receive a base salary (such base salary, as it may be increased from time to time hereunder, the “Annual Base Salary”) at the annual rate of $425,000. The Annual Base Salary shall be payable in accordance with the Company’s payroll practices as in effect from time to time, subject to applicable taxes and withholding. During the Employment Period, the Annual Base Salary shall be reviewed for possible merit increases at least annually but shall not be reduced during the Employment Period.

(b)                                Performance Bonus. The Employee will be eligible to earn performance based bonus of up to $400,000. The Performance Bonus will be paid out as set forth in Exhibit C, provided that each performance criteria set forth in Exhibit C hereto has been met within the prescribed timelines. Exhibit C will be completed no later than 60 calendar days post the Effective Date.

(c)                                 Annual Bonus. For the 2012 calendar year and each subsequent calendar year during the Employment Period, the Employee shall be eligible to receive a cash bonus based on the Employee’s service during such year in such amount as is determined in accordance with the terms of the Company’s management incentive program then applicable to the Employee at an annualized target of 40% of Annual Base Salary, provided that the Employee is employed by the Company at the time such Annual Bonus is declared due and owing (the “Annual Bonus”).

(d)                                Benefits. During the Employment Period, the Employee and/or the Employee’s family, as the case may be, shall be provided with such employee benefits, and under the same terms, as are provided by the Company from time to time to its employees. The Company reserves the right to modify or terminate its benefits plans generally for employees.

(e)                                 Equity Compensation.

(i)                                   Restricted Stock Unit (“RSUs”) Grant. As soon as practicable, but not later than 45 days, after the Effective Date, the Company shall grant to the Employee restricted stock units pursuant to Ikaria’s 2010 Long Term Incentive Plan (as amended, the “Plan”) in respect of 100,000 shares of Common Stock. Subject to the provisions of this Agreement, the RSUs shall vest 25,000 on each of the second and third anniversary, and 50,000 on the fourth anniversary date of the Effective Date, and shall include such other terms and conditions consistent with this Agreement as are set forth in the form of RSU award agreement, furnished to the Employee in connection with this Agreement.

4.                                       Termination of Employment.

(a)                                Death or Disability. The Employee’s employment hereunder shall terminate automatically upon the Employee’s death during the Employment Period. The Company shall, to the full extent permitted by law, be entitled to terminate the Employee’s employment because of the Employee’s “Disability” (as herein defined) during the

Employment Period. “Disability” means the permanent disability of the Employee in accordance with the long-term disability plan of the Company applicable to the Employee.

(b)                                 By the Company. The Company may terminate the Employee’s employment hereunder during the Employment Period for Cause or without Cause. For purposes of this Agreement, the term “Cause” shall be defined as: (A) disloyalty or dishonesty which results or is intended to result in material personal enrichment to Employee at the material expense of the Company or any of its subsidiaries (including, without limitation, fraud, embezzlement or dishonesty or breach of business ethics); (B) fraudulent conduct in connection with the material business or affairs of the Company or any of its subsidiaries that materially and adversely affects the Company or any of its subsidiaries; (C) conviction of a felony or any crime involving moral turpitude (or entering into a plea of nolo contendere with respect to such crime); (D) gross misconduct that materially and adversely affects the Company; (E) any breach or intended breach of any Company policies or procedures as in effect from time to time, in each case constituting a material violation of such policies or procedures, and in each case causing material harm to the Company; or (F) failure by the Employee to provide thirty (30) days advance written notice of resignation; provided that in the case of subsection (E) of this Section 4(b), the Company shall give written notice to the Employee at least ten (10) days prior to such termination (“Notice of Termination for Cause”) of the Company’s intent to terminate, which notice shall set out in detail the ways in which Employee has materially breached or expressed an intent to breach materially a Company policy or procedure in such a way as to cause the Company material harm, and Employee shall have failed to cure such breach prior to the expiration of ten (10) days following the date on which such notice is provided to him; and provided further that with respect to the Employee’s violation of Subsection (E) of this Section 4(b), the Employee shall have only one opportunity to cure such failure and thereafter may be terminated immediately in connection with subsequent violations of Subsection (E) of this Section 4(b).

(c)                                  By the Employee for Good Reason. The Employee may terminate the Employee’s employment hereunder during the Employment Period for Good Reason or other than for Good Reason. For purposes of this Agreement, “Good Reason” means that the Company has engaged in any of the following without the Employee’s consent following a Change in Control:

A.                                    any adverse breach of this Agreement by the Company; provided, that any failure of a successor to assume and agree to perform under this Agreement required by Section 7(c) shall be deemed to be a material and adverse breach of this Agreement by the Company;

B.                                    relocation of the Company’s headquarters more then fifty (50) miles from its present location or transfer of Employee to any location more than fifty (50) miles from the location of the current headquarters; or

C.                                    any adverse change in the Employee’s compensation or benefits;

For purposes of this Agreement, a “Change in Control” shall have occurred if, after the Effective Date, (A) any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than any Person that includes New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P. or Allegheny New Mountain Partners, L.P. or any of their affiliates (an “Excluded Person”)), is the “Beneficial Owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the voting capital stock of the Company, (B) any Person other than an Excluded Person has or obtains the right to elect a majority of the Board or (C) the Company sells in a single transaction or series of transactions all or substantially all of its assets; and provided, that, for avoidance of doubt, an initial public offering of securities of the Company shall not constitute a Change in Control for purposes of this Agreement.

A termination of employment by the Employee for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth the conduct of the Company that constitutes Good Reason, within ninety (90) days of the first date on which the Employee has knowledge of such conduct. The Employee shall further provide the Company at least at least thirty (30) days following the date on which such notice is provided to cure such conduct. Failing such cure, a termination of employment by the Employee for Good Reason shall be effective on the day following the expiration of such cure period.

(d)                                 No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination for Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(e)                                  Date of Termination. The “Date of Termination” means the date of the Employee’s death, the date on which the Employee is designated as having a Disability, or the date on which the termination of the Employee’s employment by the Company or by the Employee is effective.

5.                                      Obligations of the Company upon Termination.

(a)                                 Termination Other Than for Cause; Termination for Good Reason; Non-Renewal of the Employment Period. If, during the Employment Period, (i) the Company terminates the Employee’s employment, other than for Cause, death or Disability, or (ii) the Employee terminates his employment for Good Reason, or (iii) the Employee terminates his employment at the end of the Employment Period and the Company has previously given notice to the Employee that the Employment Period will not be extended, the Company shall pay the amounts and provide the benefits described, in each case as set forth in paragraphs A through C below.

A.                                    The Employee’s earned and accrued but unpaid cash compensation, in the form of a lump-sum payment, to be paid not later than the regularly scheduled pay period next following the date on which the Release becomes effective, which shall equal the sum of (1) any portion of the Employee’s Annual Base Salary earned through the Date of Termination that has not yet been paid, (2) any unpaid Annual Bonus that was earned by the Employee and declared due and owing by the Company, and (3) any accrued but unpaid vacation time, in each case subject to applicable taxes and withholding (the amounts set forth in subclauses (1)-(3) constitute the “Accrued Obligations”). The Company shall also provide the Employee with any other benefits (other than severance benefits) to which the Employee is entitled under the Company’s benefit plans and arrangements as and when due under such plans and arrangements (the “Accrued Benefits”).

B.                                    A payment, payable in accordance with the Company’s standard monthly payroll practices and subject to withholding and taxes, of an amount equal to the sum of (i) the Employee’s Annual Base Salary and (ii) the greater of the Annual Bonus at the target level or the most recent actual Annual Bonus paid to the Employee, determined on a monthly basis, for a period of twelve (12) months from the Date of Termination (the “Salary Continuation Severance Payment”).

C.                                    For twelve (12) months from the Date of Termination, and subject to the Employee electing COBRA continuation coverage, the Company shall provide the Employee with medical, dental and vision benefits at active-employee rates.

In addition, if during the Employment Period and within 12 months after the date on which a Change in Control occurs (i) the Company terminates the Employee’s employment, other than for Cause, death or Disability, or (ii) the Employee terminates his employment for Good Reason, or (iii) the Employee terminates his employment at the end of the Employment Period and the Company has previously given notice to the Employee that the Employment Period will not be extended, then any equity compensation granted to the Employee shall (whether or not specified in the grant agreements evidencing such equity compensation) become fully vested as of the Date of Termination.

The Company’s obligations to make the payments set forth in paragraphs B and C of this Section 5(a) shall be conditioned upon: (x) the Employee’s continued compliance with his obligations under Section 6 of this Agreement and (y) the Employee’s execution, delivery and non-revocation of a valid and enforceable general release of claims against the Company and its affiliates in the form attached hereto as Exhibit A (the “Release”). The severance payment described herein shall constitute the exclusive payments in the nature of severance or termination pay which shall be due to the Employee upon a termination of employment other than for Cause or with Good Reason and shall be in lieu of any other such payments under any plan, program, policy or other arrangement of the Company or any affiliate. The Employee shall have no obligation to mitigate any amounts payable to the Employee under this Agreement, whether by seeking employment or otherwise.

Notwithstanding the provisions of this Section 5 relating to the timing of payments to the Employee hereunder, if Section 409A of the Internal Revenue Code of 1986, as amended, would cause the imposition of the additional tax under Section 409A if paid as aforesaid, then payment of the Salary Continuation Severance Payment and Pro Rata Bonus shall be ordered so as to avoid the imposition of such additional tax, as follows: (i) as much of the Pro Rata Bonus as may be paid without the imposition of the additional tax shall be paid in a lump sum as aforesaid, and any remaining portion of the Pro Rata Bonus shall be paid upon the day following the six-month anniversary of the Date of Termination; and (ii) if any installments of the Salary Continuation Severance Payment may be paid (in whole or in part) as aforesaid without the imposition of the additional tax, then such installments shall be paid as aforesaid, and the remaining installments shall commence on the day following the six-month anniversary of the termination date, and the first installment paid on the day following the six-month anniversary of the termination date shall include all portions of the Salary Continuation Severance Payment that would have been paid but for the application of Section 409A to the Salary Continuation Severance Payment.

(b)                                 Death or Disability. If the Employee’s employment is terminated by reason of the Employee’s death or Disability during the Employment Period, the Company shall pay the Accrued Obligations to the Employee or the Employee’s estate or legal representative, as applicable, in a lump-sum payment (subject to applicable taxes and withholding) not later than the next regularly scheduled pay period following the Date of Termination, and, following the Date of Termination, the Company shall provide the Employee with the Accrued Benefits as and when due.

(c)                                  Cause, etc. If the Employee’s employment is terminated by the Company for Cause during the Employment Period, or if the Employee terminates his employment during the Employment Period other than for Good Reason, the Company shall pay the Employee, in a lump-sum payment (subject to applicable taxes and withholding) not later than the next regularly scheduled pay period following the Date of Termination, the Accrued Obligations, and, following the Date of Termination, the Company shall provide the Employee with the Accrued Benefits as and when due.

6.                                      Confidential Information; Noncompetition; Work Product. The Employee acknowledges that his employment by the Company will, throughout the Employment Period bring him into close contact with the confidential affairs of the Company and its affiliates, including information about their client and customer lists and information concerning proprietary manufacturing formulations and processes, costs, profits, real estate, markets, sales, products, key personnel, pricing policies, operational methods, patents, research and development, technical processes, and other business affairs and methods, plans for future product development and other information not readily available to the public. The Employee further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. The Employee further acknowledges that the business of the Company and its subsidiaries is international in scope, that their products are marketed throughout the world, that the Company and its subsidiaries competes in nearly all of their business activities with other entities that are or could be located in nearly any part of the world and that the nature of the Employee’s services, position and expertise are such that he is capable of competing with the Company and its subsidiaries from nearly any location in the world. In recognition of the foregoing, the Employee covenants and agrees:

(a)                                 The Employee, at all times during the Employment Period and thereafter, shall hold in a fiduciary capacity for the benefit of the Company all secret, trade, proprietary or confidential information, knowledge or data relating to the Company or any of its affiliated companies and shareholders, and their respective businesses, that the Employee obtains during the Employee’s employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Employee’s violation of this Section 6(a)) (“Confidential Information”).  The Employee shall not communicate, divulge or disseminate Confidential Information at any time during or after the Employee’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.  The Employee shall deliver promptly to the Company on termination of the Employee’s employment by the Company, or at any other time the Company may so request, at the Company’s expense, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s business, which the Employee obtained while employed by, or otherwise serving or acting on behalf of, the Company and which the Employee may then posses or have under the Employee’s control.

(b)                                 During the “Noncompetition Period,” the Employee shall not, without the prior written consent of the Board, engage in or become associated with a “Competitive Activity.” For purposes of this Section 6: (i) the “Noncompetition Period” means the period commencing on the Effective Date and ending on the twelve-month anniversary of the date upon which Employee’s employment with the Company is terminated for any reason; (ii) a “Competitive Activity” means any business or other endeavor that engages in any business activity (x) engaged in by the Company or any of its subsidiaries at the Date of Termination in any geographic location in the United States or (y) proposed to be engaged in by the Company or any of its subsidiaries at the Date of Termination in any geographic location in the United States (but clause (y) shall apply only to any proposed business activity as to which the Company or any of its subsidiaries has devoted significant efforts at the Date of Termination); and (iii) the Employee shall be considered to have become “associated with a Competitive Activity” if the Employee becomes directly or indirectly involved as an owner, investor (other than a passive stockholder of less than five percent (5%) of a corporation the securities of which are traded on a national securities exchange), employee, officer, director, consultant, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Employee’s personal services, with any individual, partnership, corporation or other organization that is engaged directly or indirectly in a Competitive Activity.

(c)                                 During the Noncompetition Period, the Employee shall not, on his own behalf or on behalf of any other person, firm or entity (x) directly or indirectly solicit, induce or attempt to solicit or induce any employee of the Company or any of its subsidiaries to terminate his employment with the Company or any of its subsidiaries, or to provide any assistance whatsoever to any person, firm or entity engaged in a Competitive Activity, or (y) directly or indirectly induce any business, entity or person with which the Company or any of their subsidiaries or affiliates has a business relationship to terminate or alter such business relationship.

(d)                                 In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if the Employee commits a material breach of any of the provisions of Section 6, the Company shall have the right to seek to have such provisions specifically enforced by any court having equity jurisdiction (without any obligation to post a bond or other security); it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages alone will not provide an adequate remedy to the Company.

(e)                                  The Employee acknowledges that during the Employment Period, the Employee may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, computer programs and software material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to the Employee by reason of the Employee’s employment by the Company. The Employee acknowledges that all of the foregoing shall be owned by and belong exclusively to the Company and that the Employee shall have no personal interest therein; provided that they are either related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries, or are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to the Employee for the possible interest or participation of the Company or any of its subsidiaries. The Employee shall (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of the Employee’s inventorship or creation in any appropriate case. The Employee agrees that the Employee will not assert any rights to any Work Product or business opportunity as having been made or acquired by the Employee prior to the date of this Agreement except for Work Product or business opportunities disclosed on Exhibit B to this Agreement.

(f)                                   The Employee acknowledges and agrees that the provisions of this Section 6 are necessary to protect the business operations and affairs of the Company and its subsidiaries. The Employee understands that the restrictions set forth in this Agreement may limit his ability to earn a livelihood in a business similar to that of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company to justify clearly such restrictions which, in any event (given his education, skills and ability), the Employee does not believe would prevent him from earning a livelihood.

7.                                      Successors. (a) This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and may be assigned by Company in connection with any sale, transfer or other disposition of all or substantially all of its business and assets.

(c)                                  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place, except under circumstances in which such assumption occurs by operation of law. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

8.                                      Indemnification. The Employee shall be entitled to defense by and full indemnification from the Company for any claims that a third party brings against him based on any alleged act or omission related in any way to the Employee’s employment by the Company to the maximum extent permitted under applicable law. In addition, during the term of the Employee’s employment, the Employee shall be covered under any directors’ and officers’ insurance policy maintained by the Company.

9.                                      Post-Termination Assistance.  After the termination of the Employee’s employment for any reason, for so long as the Employee is receiving any payments pursuant to this Agreement, the Employee shall cooperate, at the reasonable request of the Company or any of its subsidiaries, (i) in the transition of any matter for which the Employee had authority or responsibility during the Employment Period, or (ii) with respect to any other matter involving the Company or any of its subsidiaries for which the Employee may be of assistance.  Any such cooperation required from the Employee shall take into account any responsibilities to which the Employee is subject to a subsequent employer or otherwise.  The Company agrees to reimburse the Employee for expenses incurred in providing such assistance, so long as such expenses are approved in advance by the Company.

10.                               Miscellaneous. (a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, applicable to agreements made and to be performed entirely within such state.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee, to the Employee’s address as maintained by the Company.

If to the Company:

Ikaria, Inc.

Perryville Ill Corporate Park

53 Frontage Road, Third Floor

Hampton, New Jersey 08827

Telephone: (908) 238-6600

Facsimile: (908) 238-6699

Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this Section 10.  Notices and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law, and the invalid or unenforceable provision shall be deemed to have been redrafted as if in the original, so as to be valid and enforceable to the maximum extent permissible under applicable law.

(d)                                 Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)                                  The failure of the Employee or the Company to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)                                   The Employee and the Company acknowledge that this Agreement, represents the complete agreement between the parties and supersedes any other agreement between them concerning the subject matter hereof.  This Agreement may not be modified except by express written agreement between the parties.

(g)                                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall constitute one instrument.

(h)                                 Whenever this Agreement provides for any payment to the Employee’s estate, such payment may be made instead to such beneficiary or beneficiaries as the Employee may designate by written notice to the Company.  The Employee shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

(i)                                     The Employee represents and warrants to the Company that this Agreement is legal, valid and binding upon the Employee and the execution of this Agreement and the performance of the Employee’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Employee is a party (including, without limitation, any other employment agreement). The Company represents and warrants to the Employee that this Agreement is legal, valid and binding upon the Company and the execution of this Agreement and the performance of the Company’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Company is a party.

(j)                                    Neither the Employee, his legal representative nor any beneficiary designated by the Employee shall have any right, without the prior written consent of the Company, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by the Company.

(k)                                 Each party (i) hereby irrevocably submits itself to and acknowledges and recognizes the jurisdiction of the courts of the State of New Jersey in the County of Middlesex (which court, together with all applicable appellate courts, for purposes of this Agreement, are the only “courts of competent jurisdiction”), for the purpose of any suit, action or other proceeding arising out of, under, or in connection with, relating to, or based upon this Agreement, (ii) agrees that any service of process in connection with any such suit, action or other proceeding may be made upon it by means of the United States mail or such other service as may be authorized by any such court, (iii) agrees that the courts of competent jurisdiction shall be the sole and exclusive courts and forums for the purpose of any such suit, action or proceeding and (iv) waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject to the jurisdiction of courts of competent jurisdiction, that such suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party.

(l)                                     Each of the parties has been represented by counsel (or has had the opportunity to be so represented) in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

(m)                             The Employee acknowledges and agrees that the Company may satisfy its obligations to make payments to the Employee under this Agreement by causing one or more of its subsidiaries to make such payments to the Employee. The Employee agrees that any such payment made by any such subsidiary shall fully satisfy and discharge the Company’s obligation to make such payment to the Employee hereunder (but only to the extent of such payment).

(n)                                 Notwithstanding the expiration or termination of this Agreement, the provisions of Sections 6, 7, 9 and 10 of the Agreement shall continue in full force and effect and remain fully binding upon the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Dr. Reinilde Heyrman
Dr. Reinilde Heyrman

IKARIA, INC.

By:	/s/ Mr. Daniel Tasse’

By:	Mr. Daniel Tasse’
Title:	Chairman and Chief Executive Officer

Exhibits:

A: Form of Waiver and Release of Claims

B: Disclosed Work Product and Business Opportunities

C: Performance Bonus and Performance Bonus Criteria

Exhibit A

Form of Waiver and Release of Claims

WAIVER AND RELEASE OF CLAIMS

1.                                  General Release. In consideration of the payments and benefits to be made under the Employment Agreement, dated as of                , to which Ikaria, Inc. (the “Company”) and Dr. Reinilde Heyrman (the “Employee”) are parties (the “Employment Agreement”), the Employee, with the intention of binding the Employee and the Employee’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”) arising out of or in connection with the Employee’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), excepting only:

(a)                                 rights of the Employee under this Waiver and Release of Claims and under the Employment Agreement, including, but not limited to the Accrued Obligations and Accrued Benefits;

(b)                                 rights of the Employee relating to equity awards held by the Employee as of his date of termination;

(c)                                  the right of the Employee to receive COBRA continuation coverage in accordance with applicable law and the Employment Agreement;

(d)                                 rights to indemnification the Employee may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e)                                  claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the date of termination in accordance with applicable Company policy; and

(f)                                   claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable Company policy.

2.                                      No Admissions, Complaints or Other Claims. The Employee acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Employee also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

3.                                      Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4.                                      Specific Waiver. The Employee specifically acknowledges that his acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Employeeis not permitted to waive.

5.                                      Voluntariness. The Employee acknowledges and agrees that he is relying solely upon his own judgment; that the Employee is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Employee is signing this Waiver and Release of Claims of his own free will; that the Employee has read and understood the Waiver and Release of Claims before signing it; and that the Employee is signing this Waiver and Release of Claims in exchange for consideration that he believes is satisfactory and adequate. The Employee also acknowledges and agrees that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

6.                                      Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7.                                      Acceptance and Revocability. The Employee acknowledges that he has been given a period of 21 days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Employee shall be advised of such longer period and such longer period shall apply. The Employee may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company. This Waiver and Release of Claims shall not become effective or enforceable until seven calendar days after the Employee signs it. The Employee may revoke his acceptance of this Waiver and Release of Claims at any time within that seven calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.

8.                                      Governing Law. Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the conflicts of law principles thereof.

Dr. Reinilde Heyrman

Exhibit B

Disclosed Work Product and Business Opportunities

NONE

Exhibit C

Performance Bonus and Performance Bonus Criteria

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